Extract From the Annual Action of the Stockholder of
              Pennsylvania Power Company September 27, 1999

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          RESOLVED:  The sole shareholder amends the By-Laws of the Company to read as follows:

              Article V, Section 1 is amended by changing the minimum number of Directors from "thirteen" to "three" and removing the requirement that one-third of the directors be residents of the Commonwealth of Pennsylvania.

              Article VIII, Section 1 is amended to include an Executive Vice President and General Counsel as an executive officer and to change all references to "Comptroller" to "Controller."

              Article XI is amended to include the "Executive Vice President" with "Vice Presidents" throughout the Article.

              Article XIII is amended to change all references to "Comptroller" to "Controller."

              Article XV is amended to change all references to "Assistant Comptroller" to "Assistant Controller."

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          I, Edward J. Udovich, Assistant Corporate Secretary of
Pennsylvania Power Company, do hereby certify that the foregoing is a true and correct copy of resolutions duly adopted by the Board of Directors of Pennsylvania Power Company, and that said resolutions have not since been rescinded but is still in full force and effect.

          Executed as of this 23rd day of February 2000.




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                                   Assistant Corporate Secretary